EXHIBIT 3.1

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Change Pursuant to NRS 78.209

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Change filed Pursuant to NRS 78.209 For Nevada Profit Corporations
1.	Name of corporation:
NZCH Corporation

2.	The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3.	The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
1,500,000,000 authorized shares of common stock, par value $0.001 per share
150,000,000 shares of preferred stock, par value $0.001 per share

4.	The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
3,000 authorized shares of common stock, par value $0.001 per share
150,000,000 shares of preferred stock, par value $0.001 per share

5.	The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
One (1) share of common stock after after the change will be issued in exchange for every 500,000 shares of common stock held by each record holder immediately prior to the effective date and time of the change.

6.
The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

In lieu of issuing any fractional share resulting from the change, the corporation will pay to each person otherwise entitled to such fractional share an amount in cash as set forth on Attachment “A” hereto.

7. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

8.         Signature: (required)

/s/ George Nicholson	Senior Vice President, CAO and CFO
Signature of Officer	Title

IMPORTANT:  Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Split Revised: 1-5-15

NZCH CORPORATION

ATTACHMENT “A”
TO
CERTIFICATE OF CHANGE

The Certificate of Change of NZCH Corporation (the “Corporation”) consists of the certifications set forth on the preceding page and the additional certifications set forth on this Attachment as follows:

6.
The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby (cont’d): In lieu of issuing any fractional share resulting from the change, the corporation will pay to each person otherwise entitled to such a fractional share an amount in cash determined on the basis of a valuation of two cents ($0.02) per pre-change share of common stock.

A-1 of 1